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                                                                    EXHIBIT 10.7

                      [SOUTHERNBANK HOLDINGS LETTERHEAD]



                                February 8, 2000

Ms. Rita B. Gray
2029 Shields Road
Dalton, GA  30720

Dear Rita:

It is my pleasure to confirm the terms of your employment as the Chief Financial Officer for SouthernBank Holdings, Inc. and subsequently as Chief Financial Officer for SouthernBank, N.A. when it is formed. My interest in having you come on board immediately is tempered by the recognition that you have specific issues and activities to address prior to your departure from your current bank employer.

You and I are in complete agreement that your commitment to North Georgia National Bank is likely to require your being there into early March. It is very important for you to transition out of the bank with as little disruption as possible, and I therefore do not expect that you would be able to begin your responsibilities here prior to the week of March 6th.

Your salary will be $80,000.00 per annum to be earned and paid on a monthly basis ($6,666.67 per month). A performance and salary review will be conducted at least annually.

In addition, within thirty days of joining our organization, you will be paid a signing bonus of $5,000.00. Should your employment terminate in less than six
(6) months, you agree to repay a pro rata portion portion of this signing bonus at a rate of $833.33 per month for each month less than six (6) months that you are employed. You will also be paid a bonus of $5,000.00 after you have been employed for six (6) full months. You agree to repay a pro rata portion of this bonus at a rate of $833.33 per month for each month less than twelve (12) but more than six (6) months that you are employed should your employment terminate in less than twelve (12) months.

You will participate in stock options after the bank has opened as the Board of Directors determines such options for the executive officers of the bank. We expect that the number of share to be 10,000 subject to an even vesting schedule over ten (10) years.

You will participate in benefits such as a retirement plan, ESOP, and/or 401-K, medical, and life insurance, long-term disability, vacation, and sick leave as such benefits are adopted and approved by the Board of Directors. At the outset of your employment, SouthernBank Holdings, Inc. will pay your COBRA coverage.


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Ms. Rita B. Gray
February 8, 2000
Page 2


You will be provided membership in civic/service organization(s) and/or club(s) to be mutually agreed upon. Specifically, we would want you to be active in Rotary as you have been, and we would provide a membership in the 1818 Club.

Even though your employment is for no set or guaranteed time period, resignation by you would be expected to be preceded by written notification one (1) month in advance. If you were terminated for just cause (reasons such as dishonesty, violation of any law or regulation of policy), there would be no notice or pay in lieu of notice. If you were terminated for other than just cause, then you would receive one (1) month notice or pay in lieu of notice.

Rita, I am genuinely pleased with your decision to join SouthernBank Holdings, Inc. and look forward to the excitement and challenges of our building a quality organization.

                                           Sincerely,



                                           /s/ M. Lauch McKinnon
                                           -------------------------------------
                                           President





Accepted:



/s/ Rita B. Gray                           Date:    February 9, 2000
---------------------------                      -------------------------------
Rita B. Gray